Exhibit 99.1

THE HOWARD HUGHES CORPORATION® APPOINTS NEW DIRECTOR TO BOARD

Seasoned Brand and Marketing Executive Beth Kaplan to Join HHC’s Board of Directors

Dallas, TX — December 7, 2017— The Howard Hughes Corporation® (NYSE: HHC) announced today the addition of Beth Kaplan to its Board of Directors. With her depth of experiences across a wide range of industries, Beth Kaplan is one of the country’s leading brand and marketing executives. She is currently a Managing Member at Axcel Partners, where she advises and invests in emerging, high growth consumer businesses. Most recently, Kaplan served as President and COO of Rent the Runway, where she still serves on the Board. Kaplan’s past experiences include President and Chief Marketing and Merchandising Officer at General Nutrition Corporation; EVP and General Manager of Bath & Body Works; Senior Executive VP of Marketing, Merchandising and Distribution of Rite Aid; and President of Procter & Gamble’s U.S. Cosmetics Division. Kaplan is currently on the Board of Directors of Meredith Corporation, a leading publicly traded media and marketing services company.

“HHC will greatly benefit from Beth’s expertise in guiding dynamic companies during periods of rapid growth,” stated William Ackman, Chairman of the Board. “We look forward to her joining our Board as we continue our evolution and progress in creating sustainable, long-term value for our shareholders.”

“Today more than ever, delivering a unique and vibrant customer experience is an integral part of creating sought-after destinations and communities,” said David R. Weinreb, CEO of The Howard Hughes Corporation. “Beth’s expertise across consumer and technology focused businesses over the last three decades will be a valuable addition to our Board as we continue to enhance our properties and unlock value across the HHC portfolio.”

Kaplan earned both Bachelor’s of Science and Master’s of Business Administration degrees from the University of Pennsylvania’s Wharton School of Business, and currently sits on its Board of Overseers.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawaiʻi. The Howard Hughes Corporation has major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com.

The Howard Hughes Corporation

Cristina Carlson, 646-822-6910

VP, Corporate Communications and Public Relations

cristina.carlson@howardhughes.com

For HHC Investor Relations

David O’Reilly, 214-741-7744

Chief Financial Officer

david.o’reilly@howardhughes.com